EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                DR. RAY R. IRANI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               - CONFERENCE CALL -
                    FIRST QUARTER 2005 EARNINGS ANNOUNCEMENT

                                 APRIL 26, 2005
                             Los Angeles, California

     Good morning and thank you for joining us.

     As Steve Chazen will discuss in some detail shortly, the momentum we developed last year has carried over into the first quarter, resulting in net income of $846 million, the highest quarterly earnings in Oxy's history. Our results were driven by record high quarterly oil and gas earnings and improving earnings from our chemicals business.

     Earlier this year I said that we expected to exit 2005 with an oil and gas production rate of around 600,000 barrels of oil equivalent per day. That expectation is unchanged. Let me tell you why.

     As you saw in our announcement, our oil and gas production for the quarter averaged 565,000 barrels of oil equivalent per day. At the end of the quarter, we completed two Permian acquisitions for a total purchase price of $300 million. We expect these assets, which are two-thirds gas, to add production of 40 million cubic feet of gas per day and 3,300 barrels of oil per day - for a combined year-end exit rate of 10,000 equivalent barrels per day.

     In addition, we currently are in the advanced stages of negotiations for a larger Permian acquisition. We expect this acquisition to add


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approximately 16,000 equivalent barrels per day to our year-end exit rate. We expect to have more to say about this within the next month.

     The combined production from these acquisitions, when added to our first quarter production of 565,000 equivalent barrels per day, would raise our total production when fully operational to 591,000 equivalent barrels per day. And, this will put us well within reach of our projected year-end exit rate of 600,000 equivalent barrels per day.

     The combined reserves for both the small and large acquisitions are expected to be at least 130 million equivalent barrels. So I am comfortable in stating that we will more than replace our 2005 production.

     Now let's turn briefly to two major international projects - the Dolphin Gas Project in the Middle East and the new exploration venture in Libya. These two projects have one important element in common - our strategic partnership with the Government of Abu Dhabi. We believe that Oxy is the only oil and gas company to have a business alliance with a major oil producing nation in the Middle East.

     Oxy has a 24.5 percent interest in the Dolphin project which is moving forward toward its expected start date in late 2006. Today we can share with you the news that commitments are in place for the full two billion cubic feet of gas per day for the first phase of the project. Furthermore, we and our partners are working to secure contracts for the sale of an additional billion cubic feet per day. The second phase of this project, which will take production from two to three billion cubic feet per day, is expected to come on stream in 2009 - 2010. The Government of Abu Dhabi holds a 51 percent majority interest in Dolphin.

     As you probably know, Oxy was the big winner in Libya's first exploration bid round since the U.S. lifted sanctions in April 2004. Oxy


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holds an interest in nine of the fifteen blocks that were awarded. We expect work on the new blocks to begin soon, starting with the acquisition of additional seismic data. Drilling could begin next year. The Government of Abu Dhabi holds a 10 percent interest in each of the nine blocks through its ownership of Liwa Energy.

     We expect our alliance with Abu Dhabi to play an important role in Oxy's model for future growth in the region.

     Let me close my remarks by summarizing the financial impact on Oxy of yesterday's announced sale of Premcor to Valero Energy. Oxy owned just over 9 million shares of Premcor at the end of the first quarter. At the deal price of $73.25 per share, Oxy would realize cash proceeds of approximately $480 million after taxes. This will result in a net gain of approximately $360 million after taxes, or approximately $0.90 per share - based on Oxy's outstanding shares at the end of the first quarter.

     I'll now turn the call over to Steve Chazen who will discuss the details of Occidental's record performance.


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                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
           SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               - CONFERENCE CALL -
                    FIRST QUARTER 2005 EARNINGS ANNOUNCEMENT

                                 APRIL 26, 2005
                             Los Angeles, California


     Thank you, Ray.

     Those of you who have not received a copy of the press release announcing our first quarter earnings, along with the Investor Relations Supplemental Schedules, can find them on our website - www.oxy.com or on the SEC's EDGAR site.

     Net income for the quarter was $846 million, 74 percent higher than the $487 million we earned in the first quarter last year. Earnings per share for the quarter were $2.11, compared to last year's $1.24 per share. The quarter-to-quarter improvement was due primarily to higher oil and natural gas prices and higher chemicals margins. The 2005 results included a one-time after-tax charge of $6 million associated with debt retirement and a $10 million tax charge. The 2004 first quarter reflected a net benefit of $13 million for a tax credit partly offset by a debt retirement charge. On a core income basis, our first quarter 2005 EPS was $2.16 versus an EPS of $1.22 in 2004.

     In 2004, when Oxy elected to credit foreign taxes instead of deducting them, we began disclosing our worldwide effective tax rate and provided a supplemental schedule showing how it is calculated. Effective with the first quarter of 2005, we will no longer show foreign income taxes in the oil and


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gas segment. Instead, we will show all income taxes - federal, state and foreign
- in the Corporate Other section of our financial statistics in the income tax line. Segment results for prior periods will reflect the retrospective application of this change, as required by the accounting standard governing segment reporting. There is no change in net income. Tables showing the quarterly numbers recalculated on a pre-tax basis are included in the Investor Relations Supplemental Schedules.

     On a segment basis, oil and gas first quarter earnings were $1.35 billion, compared to $915 million for the first quarter of 2004.

     o Worldwide oil and gas daily production for the quarter averaged 565,000 barrels of oil equivalent. This was essentially flat compared with the 568,000 equivalent barrels per day we produced in last year's first quarter, and up slightly compared to the fourth quarter rate of 558,000 equivalent barrels.

     o As we have discussed before, under our production sharing agreements, prices have an impact on volumes. For example, if prices had remained at first quarter 2004 levels, this year's net first quarter production would have been more than 13,000 barrels per day higher.

     o The WTI price averaged $49.84 per barrel for the first quarter compared with $35.15 for the comparable period last year, which is an increase of about 42 percent.

     o First quarter production costs were $7.77 per equivalent barrel compared to average costs of $6.95 in 2004. There are a number of items that have impacted costs in the current quarter. Increased production-related taxes and rising utility costs are the result of


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          higher oil and gas prices. Workover and maintenance costs also are higher than last year.

     o Our DD&A rate also is higher mainly due to the accelerated drilling of wells in Elk Hills and Yemen and a major facilities expansion project in Qatar.

     o The average NYMEX gas price for the quarter was $6.89 per million BTUs, up 18 percent from last year's first quarter average of $5.84.

     Chemical segment earnings were $214 million, nearly 4 times higher than the $56 million we earned in last year's first quarter. The primary factor driving the improvement was higher margins for all our major products resulting from higher prices, partially offset by higher feedstock and energy costs.

     During the quarter, cash from operations was approximately $1.2 billion. We spent $300 million on acquisitions and we retired $450 million of 7.65 percent Senior Notes which were due in 2006. After accounting for the acquisitions and the debt retirement, the strong cash flow from our business segments left Oxy with $1.4 billion of cash and short-term investments at the quarter's end. Our strong cash position speaks to Oxy's overall financial strength and flexibility.

     Turning to the balance sheet, we increased shareholders' equity by $700 million to $11.2 billion. As a result of the $450 million debt retirement, total debt was down at the end of the quarter to $3.5 billion, compared to $3.9 billion at the end of last year.

     Base interest expense for the quarter was $51 million compared to $57 million during the first quarter of 2004. Our annual run rate going forward is $200 million.


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     Capital spending for the quarter was $536 million compared to $343 million in last year's first quarter. Oil and gas accounted for $506 million of this year's expenditures, including approximately $90 million for exploration lease bonuses in Libya. We're running slightly ahead of our capital forecast of $2.1 billion for the year, so we're raising our forecast by $100 million to $2.2 billion.

     As we look ahead in the second quarter:

     o After taking account of the acquisitions Ray mentioned, and scheduled pipeline maintenance during the quarter at Horn Mountain, which is expected to result in total downtime of 20 days, we expect production to be up slightly compared to the first quarter. As Ray noted, two-thirds of the production from these acquisitions is gas, and there is a one month lag in the accounting for gas production. Therefore, we can expect third quarter production to be higher than the second quarter. And, as I discussed earlier, production could vary due to price-driven adjustments in the volumes under our production sharing contracts in Oman, Qatar, Yemen and Long Beach.

     o    We expect exploration expense for the quarter to be about $70 million.

     o We expect second quarter chemical earnings to be similar to the first quarter, which compares favorably to the $92 million we earned in last year's second quarter. We see no weakening in demand or margin slippage for our major chemical products.

     o We expect to close the Vulcan acquisition late in the second quarter. This transaction will be immediately accretive to earnings.


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     o    A $1.00 per barrel change in oil prices impacts segment quarterly earnings by about $36 million. The average WTI price in the first quarter was $49.84. We expect our realized domestic gas price to be approximately $6.10 per million cubic feet.

     o Both our U.S. and foreign tax rates are included in the "Investor Relations Supplemental Schedule". Our worldwide effective tax rate for the first quarter was 41 percent. We expect our second quarter rate to be in the same range.

     Now we're ready for your questions.

--------------------------------------------------------------------------------

     See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.


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